Exhibit 99.1

To Our Shareholders

Funds from Operations, as Adjusted (an apples-to-apples comparison of our continuing business, eliminating certain one-timers, formerly called Comparable Funds from Operations) for the year ended December 31, 2018 was $718.8 million, $3.76 per diluted share, compared to $713.0 million, $3.73 per diluted share, for the previous year, a 0.8% increase per share.

Funds from Operations, as Reported (apples-to-apples plus one-timers) for the year ended December 31, 2018 was $729.7 million, $3.82 per diluted share, compared to $717.8 million, $3.75 per diluted share, for the previous year. (See page 2 for a reconciliation of Funds from Operations, as Reported, to Funds from Operations, as Adjusted.)

Net Income attributable to common shares for the year ended December 31, 2018 was $384.8 million, $2.01 per diluted share, versus $162.0 million, $.85 per diluted share, for the previous year.

Our Business is 89% concentrated in New York, the most important city in the world, and overall is 73% office and 27% high street flagship retail.

Here are our financial results (presented in Net Operating Income format) by business unit:

	2018					Net Operating Income
($ IN MILLIONS)	Same Store % Increase/ (Decrease)				% of 2018 NOI	Increase/ (Decrease) 2018/2017	2018		2017	2016
	NOI - Cash Basis(2)		NOI
Net Operating Income:
New York:
Office	7.5%		4.0%		56.2%	21.8	743.0		721.2	662.2
Retail	(0.2)%		(2.2)%		26.7%	(6.4)	353.5		359.9	365.0
Residential	1.4%		(3.0)%		1.8%	(0.9)	23.5		24.4	25.0
Alexander’s	(3.4)%		(4.6)%		3.4%	(2.2)	45.1		47.3	47.3
Hotel Pennsylvania	(9.5)%		(10.2)%		0.9%	(1.4)	11.9		13.3	9.0
Total New York	4.3%		1.4%		89.0%	10.9	1,177.0		1,166.1	1,108.5

theMART	(6.5	)%(3)	(12.2	)%(3)	6.9%	(11.4)	90.9	(3)	102.3	98.5
555 California Street	18.1%		14.9%		4.1%	7.1	54.7		47.6	45.9
					100%	6.6	1,322.6		1,316.0	1,252.9
Other (see below for details)						(25.4)	60.0		85.4	111.2
Total Net Operating Income						(18.8)	1,382.6		1,401.4	1,364.1

Other Net Operating Income is comprised of:

($ IN MILLIONS)	2018	2017	2016
Pennsylvania REIT	20.0	21.1	22.8
666 Fifth Avenue Office Condominium (sold August 3, 2018)	12.1	20.6	25.0
Urban Edge Properties (sold March 4, 2019)	11.8	14.5	12.5
85 Tenth Avenue	—	—	27.9
Other	16.1	29.2	23.0
Total	60.0	85.4	111.2

This letter and this Annual Report contain forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of performance. The Company’s future results, financial condition and business may differ materially from those expressed in these forward-looking statements. These forward-looking statements are subject to numerous assumptions, risks and uncertainties. Many of the factors that will determine these items are beyond our ability to control or predict. For further discussion of these factors, see “Forward-Looking Statements” and “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, a copy of which accompanies this letter or can be viewed at www.vno.com.

(2)         Straight-lining of rents and amortization of below-market leases, net are excluded from NOI - Cash Basis.

(3)         Includes additional real estate tax expense accrual in 2018 of $15.1 due to an increase in the tax-assessed value of theMART, which is not billable to tenants until 2019. Excluding this timing mismatch, same store NOI - Cash Basis would have been positive 8.8% and same store NOI would have been positive 2.6%. Assuming an 80% reimbursement, pro forma 2018 NOI would have been $103.0.

The following chart reconciles Funds from Operations, as Reported, to Funds from Operations, as Adjusted:

($ IN MILLIONS, EXCEPT PER SHARE)	2018	2017
Funds from Operations, as Reported	729.7	717.8
Less adjustments for certain items that impact FFO:
FFO of Washington, DC, spin-off	—	122.2
Transaction Costs related to spin-off	—	(68.7)
After-tax gain on sale of 220 Central Park South units	67.3	—
Gain on Urban Edge issuance of units	—	21.1
666 Fifth Avenue Office Condominium	3.1	13.2
Gain on repayment of loan - 666 Fifth Avenue Office	7.3	—
Gain on repayment of Suffolk Downs debt	—	11.3
Real estate sold	—	2.0
Acquisition related costs	(3.3)	(1.7)
Write-off of deferred financing and defeasance costs	—	(8.6)
Real Estate Fund	(23.7)	(10.8)
Tax expense on deferred tax asset	—	(34.8)
Transfer taxes	(23.5)	—
Preferred shares issuance costs	(14.5)	—
Impairment loss — Pennsylvania REIT	—	(44.5)
Other, primarily noncontrolling interests’ share of above adjustments	(1.8)	4.1
Total adjustments	10.9	4.8
Funds from Operations as Adjusted	718.8	713.0
Funds from Operations as Adjusted per share	3.76	3.73

Funds from Operations, as Adjusted, increased by $5.8 million in 2018, to $3.76 from $3.73 per share, an increase of $0.03 per share, or 0.8%. Here is the detail of this increase:

($ IN MILLIONS, EXCEPT PER SHARE)	Amount		Per Share
Same Store Operations:
New York Office	27.3		0.13
New York Residential	(0.8)		—
New York Street Retail	(9.6)		(0.05)
New York Hotel Penn	(1.4)		(0.01)
theMART	(12.4	)(4)	(0.06	)(4)
555 California Street	7.1		0.03
Acquisitions	1.3		0.01
Interest expense	(21.6)		(0.10)
Preferred share dividends	14.8		0.07
Other	1.1		0.01
Increase in FFO as Adjusted	5.8		0.03

(4)   After the additional real estate tax expense accrual of $15.1 previously noted in footnote 3.

Report Card

We manage the business for long-term wealth creation. We cannot directly influence share price, but surely our share price over time is a report card on our performance. Since I have run Vornado from 1980, total shareholder returns have been 14.8% per annum. Dividends have represented 3.0 percentage points of Vornado’s annual return.

Here is a chart that shows Vornado’s total return to shareholders compared to our New York-centric peers and two REIT indices for various periods ending December 31, 2018 and for 2019 year-to-date:

	Vornado	NY REIT Peers(5)	Office REIT Index	MSCI Index
2019 YTD (through 4/1/19)	10.1%	14.7%	20.7%	16.5%
One-year	(17.8)%	(20.7)%	(14.5)%	(4.6)%
Three-year	(15.6)%	(22.6)%	1.8%	8.9%
Five-year	10.6%	(5.3)%	28.5%	45.6%
Ten-year	101.8%	—	146.7%	215.5%
Fifteen-year	174.7%	—	138.6%	226.2%
Twenty-year	510.9%	—	351.3%	531.4%

Our stock price for the last five years has been disappointing and, in my mind, disconnected from the value of our assets. The graph below demonstrates that case. Over the last ten years, NAV(6) has compounded at 10.7% and stock price at 4.2%. In last year’s letter, I made the point that public shareholders seem to price CBD office buildings at 70% of private value. That pricing mismatch has been chronic and continues. Something is obviously wrong.

(5)  Comprised of New York City-centric peers, SL Green, Empire State Realty Trust and Paramount Group.

(6)  Per Green Street Advisors

(7)  NAV has been reduced by $10 for the Urban Edge spin-off and $23 for the JBG SMITH spin-off.

Board Matters

In law and in practice, our Board of Trustees is our governing body, the ultimate authority. Board meetings are major events around here. The preparation of transactional and strategic material is intense. Transparency and communication is essential. We have a highly intelligent, seasoned, involved, fully committed and invested Board. Our boardroom overflows with real estate, legal and financial expertise, a large dose of what we call commercial instincts and lots of good old-fashioned judgment.

Welcome Bill Helman. I am delighted to announce that William W. Helman IV has been appointed to our Board. Bill is a general partner at Greylock Partners, a VC firm. Bill is a seasoned investor and a student of strategy. He joined Greylock in 1984 and served as its managing partner from 1999 to 2013. Bill has been a member of the Board of Directors of Ford Motor Company since 2011 and currently serves on the Board of the Harvard Management Company (the manager of Harvard’s endowment), among others. Bill is a graduate of Dartmouth College (he served as board chair from 2014 to 2017) and Harvard Business School. Bill joins our Board with a mandate to challenge us and break glass. We can’t wait.

Thank You Bob Kogod. Robert P. Kogod is retiring from the Board at this year’s annual meeting. Bob joined the Board in 2002, (along with his brother-in-law, Robert H. Smith), when we expanded into the Washington, DC region by acquiring their Charles E. Smith Commercial Realty Company. Over their careers, Bob and Bob created the region’s largest office company (which we acquired), as well as its largest apartment company (which they took public). What’s more, Bob Kogod had a second career as a civic and philanthropic leader. His name (and Bob Smith’s) are on universities, museums, theatres, religious institutions, etc. all over Washington. Bob’s judgment is impeccable; he is deliberate and measured. Bob was fully supportive of creating JBG SMITH, essentially formed out of his family business; he shares my pride and my expectations for true greatness to come. We will all miss his probing questions and judgment in the boardroom and on the Audit Committee.

We will sorely miss our dear friend and colleague Michael Lynne who was a strong and wise voice in our boardroom from 2005 until his recent passing.

We intend to add at least one additional independent Trustee this year, at which time we intend to invite David Greenbaum to join the Board.

Leadership Team

I have the joy of working every day with the best management team in the business, a group of very smart, very knowledgeable, very hardworking men and women. Ours is a well-seasoned team. We have 11 Executive Vice Presidents average tenure 19 years; 26 Senior Vice Presidents average tenure 16 years; and 65 Vice Presidents average tenure 13 years. Overall, we are 3,900 strong, of which about 500 are management and support and 3,400 are in the buildings, principally at BMS.

Today I am announcing several important, even generational changes in our senior management.

Michael Franco, age 50, has been appointed President of Vornado. Michael has been with us for eight years, coming from Morgan Stanley where he was Managing Director, Head of MSREF US. He was most recently our Chief Investment Officer and as such has been lead for acquisitions, dispositions and financings. Michael has been a full partner with me, David and Joe in all important decisions and strategy. Michael is super smart, experienced, measured, understands risk and can see opportunity. He is a real estate lifer, who knows well our industry and financial counterparties. He is a good manager, well liked, who handles people well. He was our quarterback in the Urban Edge and JBG SMITH spin-offs.

David Greenbaum and I first met when Vornado acquired the Mendik Company in 1997. For the last 22 years, he has been my partner(8) and the leader of our New York business. A lot has happened since then and he has had a hand in every day and every deal. Over that period, we have grown 15 times in market value, 21 times in NAV and 23 times in assets. David is the consummate real estate professional…at the head of the class. What’s more, David is the most competent and the most upstanding man I know. Four years ago, David gave me a two-year warning that he wanted to cut back… it’s now time. David has chosen to kick himself upstairs, continuing his leadership as Vice Chairman, working from both New York and Arizona.

Glen Weiss, age 49, and Barry Langer, age 40, will jointly be responsible for the day-to-day running of our real estate business as co-heads. Glen and Barry are ready, proven leaders, expert in their fields.

Glen Weiss started with the Mendik Company in 1992 at age 22 as an assistant building manager. In 1998, he switched to leasing and by 2013 he advanced to EVP — Head of Leasing. In our business, leasing is the main event. His position requires technical knowledge, smarts, salesmanship, presentation skills, leadership, working with brokers and clients…you get the picture. In addition to his leasing responsibilities, Glen weighs in on every development, acquisition and disposition decision. He swims in a market of 400 million square feet and thousands of buildings, hundreds of brokers and thousands of clients. Nobody knows all of this better; nobody is more well-respected; he is an expert in our markets. He is a can-do guy, a man of well-chosen words. He works on big deals and always brings home the bacon. How are our buildings always 97% leased in good markets and bad…that’s Glen.

Barry Langer joined us in 2003 at age 24. Barry is an architect; he started as a development guy; he is now that, and has grown to be a seasoned real estate executive, expert in all phases of our business. He builds big buildings. But more than that, he gets involved in almost everything we do. Barry has it all. He knows the three-volume, 30-pound, 3,467-page New York City zoning code by heart. He knows our government counterparties, the architectural community, the construction industry, etc. In our business, if leasing is the main event, bricks and mortar is the medium and tall buildings are the grand prize…that’s Barry’s world. He is a master at scheming (in the British sense) ground-up developments and designing redevelopments. He has real estate in his blood. He is the single most creative member of our team.

It is a measure of our talent pool that these leaders have been promoted from within. The Board and I could not be more proud.

In our industry Joe Macnow is dean of CFOs. Our plan is that he will leave when I leave, giving my successor the right to appoint his successor.

(8) Together, of course, with Mike Fascitelli during his tenure.

Growth

As is our custom, we present the chart below that traces our ten-year record of growth, both in absolute dollars and per share amounts:

	As Adjusted
($ AND SHARES IN MILLIONS,	NOI		FFO			Shares
EXCEPT PER SHARE DATA)	Amount	% Change	Amount	% Change	Per Share	Outstanding
2018	1,369.7	(0.2)%	718.8	0.8%	3.76	202.3
2017	1,372.4	3.4%	713.0	4.7%	3.73	201.6
2016	1,327.4	4.2%	681.0	4.7%	3.58	200.5
2015	1,273.6	12.5%	650.3	21.5%	3.43	199.9
2014	1,132.2	6.0%	535.1	8.0%	2.84	198.5
2013	1,068.4	14.9%	495.6	29.5%	2.64	197.8
2012	929.9	1.1%	382.8	2.9%	2.05	197.3
2011	920.1	2.7%	371.9	6.0%	1.94	196.5
2010	896.1	4.3%	350.7	48.6%	1.85	195.7
2009	859.2	(1.3)%	236.0	(32.6)%	1.36	194.1

FFO increased this year by 0.8% (0.8% on a per share basis), 7.7% per year over five years (7.3% on a per share basis) and 7.5% per year over ten years (5.8% on a per share basis).

Acquisitions/Dispositions

Here is a ten-year schedule of acquisitions and dispositions.

	Acquisitions(9)		Dispositions(9)
($ IN MILLIONS)	Number of Transactions	Asset Cost	Number of Transactions	Proceeds	Net Gain
2018	5	573.5	4	237.5	170.4
2017	4	145.7	5	6,047.6	5.1
2016	6	147.4	5	1,022.5	664.4
2015	13	955.8	12	4,672.9	316.7
2014	6	648.1	11	1,060.4	523.4
2013	6	813.3	20	1,429.8	434.1
2012	10	1,365.2	23	1,222.3	454.0
2011	12	1,499.1	7	389.2	137.8
2010	15	542.4	5	137.8	56.8
2009	—	—	16	262.8	43.0
	77	6,690.5	108	16,482.8	2,805.7

Our external growth has never been programmed, formulaic or linear, i.e. we do not budget acquisition activity. Each year, we mine our deal flow for opportunities and, as such, our acquisition volume is lumpy. Our acquisition activity since 2016 has ebbed in response to a rising market. We have pushed away from acquisitions that are off-the-fairway, non-strategic or over-priced. By nature, we are growers. But for the moment, we are in a box; our stock price makes it difficult for us to do meaningful external acquisitions. Think about it, with our stock selling at a 30% discount to NAV, if we were to buy a building for, say $1 billion, it would likely then be valued in our stock at $700 million…sort of like the discount you would suffer when you drive a new car off the lot.

Something else to think about — timing is crucial in investing (just look at the performance of the various vintages of private equity investments). Looking back, our best investments and largest returns were made by loading it in at the right time and the right time has always been when the economy is just coming out of recession. For sure those opportunities are coming and we must be prepared. By the way, I am often asked where I think we are in this cycle and my answer is after ten years of recovery, we are in the eighth inning, but this time we may be in a 12 or even a 15 inning game. I suspect that the recent decline in interest rates will prolong this cycle.

Principal acquisitions in 2018 were $442 million for the pre-committed 46% that we did not already own of the retail and signage at 1535 Broadway and $42 million for an additional 45% interest in the Farley Office and Retail project, bringing our interest in this property to 95%.

From 2012 through 2018, our disposition activity (including our two spin-offs) has increased nearly four-fold as we have implemented our strategic simplification. With reference to the table above, 2017 includes $5.997 billion for the JBG SMITH spin-off and 2015 includes $3.700 billion for the Urban Edge Properties spin-off. No gain was recognized on the spin-offs. What remains for the ten years presented are gains of $2.8 billion on dispositions of $6.8 billion, a very healthy 41% margin. In 2018, we sold our interest in 666 Fifth Avenue Office for proceeds of $120 million, with a GAAP gain of $134 million.

The action here takes place on the 45th floor where our acquisitions/dispositions teams reside. Thanks to EVP - CIO Michael Franco and EVP Mark Hudspeth and to SVPs Cliff Broser, Mario Ramirez, Adam Green and the rest of the team. A special shout out to Michael Schnitt.

(9)         Excludes marketable securities.

Spring Cleaning

In March, we sold 18.5 million common shares of Lexington Realty Trust (NYSE: LXP) realizing net proceeds of $167.7 million. This sale resulted in a financial statement gain of $16.1 million which will be recognized in the first quarter of 2019.

We also sold 5.7 million common shares of Urban Edge Properties (NYSE:UE) realizing net proceeds of $108.5 million. This sale resulted in a financial statement gain of $62.4 million which will also be recognized in the first quarter of 2019. In accordance with requirements of the tax-free spin-off, these shares had to be sold by the end of 2019. The sale in no way reflects on our thinking about the prospects of UE.

We used the proceeds from the sales, together with existing cash, to retire all of the $400 million principal amount of 5.00% senior unsecured notes, which were scheduled to mature on January 15, 2022.

These sales, together with previous activity, put us close to halfway to cashing out the non-core, for-sale list

Capital Markets

At year-end, we had $3.3 billion of liquidity comprised of $0.9 billion of cash, restricted cash and marketable securities and $2.4 billion available on our $2.5 billion revolving credit facilities. Today, we have $2.7 billion of liquidity.

Since January 1, 2018, we have executed the following capital markets transactions:

•                  In March 2019, we increased to $1.5 billion (from $1.25 billion) and extended to March 2024 (as fully extended) one of our two unsecured revolving credit facilities. The interest rate on the extended facility was lowered to LIBOR plus 0.90%.

•                  In March 2019, we called for redemption all of the $400 million principal amount of our 5.00% senior unsecured notes which were scheduled to mature on January 15, 2022, at a redemption price of 105.51% plus accrued interest. We will incur a charge of approximately $23 million in the first quarter of 2019 relating to the make-whole.

•                  In February 2019, we repaid the $259.6 million construction loan on the Farley Office and Retail building. The LIBOR plus 3.25% loan was scheduled to mature in June 2021.

•                  In February 2019, we completed a $580 million refinancing of 100 West 33rd Street, a 1.1 million square foot property comprised of 859,000 square feet of office space and the 256,000 square foot Manhattan Mall. The interest-only loan carries a rate of LIBOR plus 1.55% (4.03% as of March 31, 2019) and matures in April 2024, with two one-year extension options. The loan replaces the previous loan of the same amount that bore interest at LIBOR plus 1.65% and was scheduled to mature in July 2020.

•                  In February 2019, we completed a $95.7 million refinancing of 435 Seventh Avenue, a 43,000 square foot Manhattan retail property. The interest-only loan carries a rate of LIBOR plus 1.30% (3.78% as of March 31, 2019) and matures in 2024. The recourse loan replaces the previous $95.7 million of indebtedness that bore interest at LIBOR plus 2.25% and was scheduled to mature in August of 2019.

•                  In January 2019, the joint venture, in which we have a 45.1% ownership interest, completed a $167.5 million refinancing of 61 Ninth Avenue, a 170,000 square foot newly constructed office and retail property in the Meatpacking district of Manhattan, which is fully leased to Aetna and Starbucks. The seven-year interest-only loan carries a rate of LIBOR plus 1.35% (3.85% as of March 31, 2019) and matures in January 2026. Vornado realized net proceeds of approximately $31 million. The loan replaces the previous $90 million construction loan that bore interest at LIBOR plus 3.05% and was scheduled to mature in 2021.

•                  In December, Alexander’s, Inc. in which we have a 32.4% ownership interest, completed a $252.5 million refinancing of its 609,000 square foot Rego Park II shopping center located in Queens, New York. The interest-only loan is at LIBOR plus 1.35%, (3.85% as of March 31, 2019) and matures in December 2025. The proceeds of the new loan were used to repay the existing loan of the same amount, which bore interest at LIBOR plus 1.85% and was scheduled to mature in January 2019. Alexander’s continues to hold a $195.7 million participation in the $252.2 million loan at LIBOR plus 1.35%. The participation in the previous loan earned interest at LIBOR plus 1.60%.

•                  In November, we completed a $205 million refinancing of 150 West 34th Street, a 78,000 square foot Manhattan retail property. The interest-only loan carries a rate of LIBOR plus 1.88% (4.36% as of March 31, 2019) and matures in 2024, as extended. Concurrently, we invested $105 million in a participation in the refinanced mortgage loan, which earns interest at a rate of LIBOR plus 2.00% (4.48% as of March 31, 2019) and also matures in 2024, as extended. The property was previously encumbered by a mortgage of the same amount at LIBOR plus 2.25%, which was scheduled to mature in 2020.

•                  In October, we extended our $750 million unsecured term loan from October 2020 to February 2024. The interest rate on the extended unsecured term loan was lowered from LIBOR plus 1.15% to LIBOR plus 1.00% (3.50% as of March 31, 2019). In connection with the extension of our unsecured term loan, we entered into an interest rate swap from LIBOR plus 1.00% to a fixed rate of 3.87% through October 2023.

•                  In August, we completed a $120 million refinancing of 4 Union Square South, a 206,000 square foot Manhattan retail property. The interest-only loan carries a rate of LIBOR plus 1.40% (3.89% as of March 31, 2019) and matures in 2025, as extended. The property was previously encumbered by a $113 million mortgage at LIBOR plus 2.15%, which was scheduled to mature in 2019.

•                  In June, the joint venture (50.1% owned) that owns Independence Plaza, a three-building 1,327 unit residential complex in the Tribeca submarket of Manhattan completed a $675 million refinancing. The seven-year interest-only loan matures in July 2025 and has a fixed rate of 4.25%. Our share of net proceeds, after repayment of the existing 3.48% $550 million mortgage, was $55.6 million.

•                  In April, the joint venture between our Fund (25% owned) and our Crowne Plaza Times Square Hotel Joint Venture (57.1% owned) completed a $255 million refinancing. The interest-only loan is at LIBOR plus 3.53% (6.06% as of March 31, 2019) and matures in May 2020 with three one-year extension options. The asset was previously encumbered by a $310 million interest-only mortgage at LIBOR plus 2.80%, which was scheduled to mature in December 2018.

•                  In January, we completed a $100 million refinancing of 33-00 Northern Boulevard (Center Building), a 471,000 square foot office building in Long Island City, New York. The seven-year loan is at LIBOR plus 1.80% (4.30% as of March 31, 2019), which was swapped to a fixed rate of 4.14%. We realized net proceeds of approximately $37.2 million after repayment of the existing 4.43% $59.8 million mortgage.

•                  In January, we redeemed all of the outstanding 6.625% Series G and Series I cumulative redeemable preferred shares at their redemption price of $25.00 per share or $470 million in the aggregate, plus accrued and unpaid dividends through the date of redemption.

Below is the right hand side of our balance sheet at December 31, 2018.

($ IN MILLIONS)

Secured debt	8,216
Unsecured debt	1,680
Pro rata share of non-consolidated debt	2,683
Noncontrolling interests’ share of consolidated debt	(618)
Total debt	11,961
220 Central Park South debt(10)	(1,487)
Projected cash proceeds from 220 Central Park South in excess of debt	(1,044)
Cash, restricted cash, marketable securities and loan participation	(974)
Net debt	8,456

EBITDA as adjusted(11)	1,263

Net debt/EBITDA as adjusted	6.7x

Fixed rate debt accounted for 65% of debt with a weighted average interest rate of 3.7% and a weighted average term of 4.0 years; floating rate debt accounted for 35% of debt with a weighted average interest rate of 4.2% and a weighted average term of 3.6 years.

91% of our debt is recourse solely to individual assets. The fair value of the assets pledged is $17.6 billion, resulting in an LTV ratio of 53.9%. We have approximately $10 billion of unencumbered assets.

While we enjoy access to both the unsecured and secured debt markets, it is well-known that our preference is for the latter. Unsecured debt bears the personal guarantee of the entire entity whereas secured debt has recourse only to a single property. Since pricing is about the same, I think the advantage is obvious.

Vornado remains committed to maintaining our investment grade rating.

Our capital markets team was responsible for approximately $3.4 billion of transactions in this year. Thank you to EVP Mark Hudspeth and SVPs Richard Reczka and Jan LaChapelle.

(10)                We appropriately deduct 220 Central Park South debt since it is for-sale property and the debt related thereto will self liquidate from the proceeds of executed sales contracts.

(11)                Excluding the Real Estate Fund.

Lease...Lease…Lease

The mission of our business is to create value for shareholders by growing our asset base through the addition of carefully selected properties and by adding value through intensive and efficient management. Our operating platform is where the rubber meets the road. In our business, leasing is the main event. In New York, theMART and 555 California Street, in 2018 we leased 2.6 million square feet.

As is our practice, we present below leasing and occupancy statistics for our businesses.

	New York
(SQUARE FEET IN THOUSANDS)	Office		Street Retail		theMART	555 California St.

2018
Square feet leased	1,827		255		243	249
Initial Rent	79.03		171.25		53.47	89.28
GAAP Mark-to-Market	33.7	%(12)	(22.7	)%(13)	20.9%	34.3%
Number of transactions	113		34		75	8

2017
Square feet leased	1,867		126		345	285
Initial Rent	78.72		318.67		47.60	88.42
GAAP Mark-to-Market	12.8%		26.5%		26.0%	24.2%
Number of transactions	139		17		71	10

2016
Square feet leased	2,241		111		270	151
Initial Rent	78.97		285.17		48.16	77.25
GAAP Mark-to-Market	19.7%		23.4%		25.5%	23.6%
Number of transactions	148		27		64	9

Occupancy rate:
2018	97.2%		97.3%		94.7%	99.4%
2017	97.1%		96.9%		98.6%	94.2%
2016	96.3%		97.1%		98.9%	92.4%
2015	96.3%		96.2%		98.6%	93.3%
2014	96.9%		96.5%		94.7%	97.6%
2013	96.6%		97.4%		96.4%	94.5%
2012	95.8%		96.8%		95.2%	93.1%
2011	96.2%		95.6%		90.3%	93.1%
2010	96.1%		96.4%		93.7%	93.0%
2009	95.5%			(14)	94.0%	94.8%

We are full and achieving record high rents. Year in and year out, our occupancy rate is in the high 90s. 2018 was a historic year in Manhattan. A total of 42.2 million square feet of leases were signed, the most active year in two decades and we certainly got our fair share.

Thanks to our leasing captains: Glen Weiss and Ed Hogan. Also thanks to the New York leasing machine: Josh Glick, Jared Solomon, Andy Ackerman, Jared Silverman, Edward Riguardi, Ryan Levy, Lucy Phillips, Jason Morrison and to Paul Heinen who runs leasing at theMART and 555 California Street.

(12)                          Primarily attributable to the renewal and expansion of tenants at 770 Broadway and One Park Avenue.

(13)                          Primarily attributable to an ASC 805 accounting adjustment on an expiring lease. Cash mark-to-market was negative 1.0%.

(14)                          Included in New York Office.

Penn District (The Promised Land)

We are the largest owner in the Penn District with over 9 million square feet. Penn District’s time has come, the district being validated by the neighboring Hudson Yards and Manhattan West. Our assets sit literally on top of Penn Station, the region’s major transportation hub, adjacent to Macy’s and Madison Square Garden. Here’s where we stand:

•                  Our transformation here is beginning with PENN1 and PENN2, where we are creating a two-building, 4.4 million square foot campus right on top of Penn Station. It will include a three-block grand plaza along 7th Avenue covered by a giant new bustle across the entire 430-foot frontage of PENN2. This bustle will extend out 70 feet from the building and will be 45 feet above the street. It will be striking, creating a huge covered plaza in front of our PENN2 and the main entrance to Penn Station. It will bring the neighborhood into the modern age. Overall, the bustle and penthouse conversion will create 140,000 square feet of very valuable new, high ceilinged, best-in-class creative space. Images of this design are shown below and posted on our website at www.vno.com. Essential to our strategy here is that our 4.4 million square foot campus will allow us to provide our tenants with an unparalleled amenity package, even a giant leap forward from what we have done at theMART. But, there’s more — the scale of this campus will allow us to provide our tenants with flexibility for expansion. A 300,000 square foot tenant in a 500,000 square foot building is stuck. The same 300,000 square foot tenant in a 4.4 million square foot complex is a totally different story.

•                  Plans are nearing completion and construction will begin later this year to redevelop/transform PENN1. Images of this design are posted on our website at www.vno.com.

•                  We are papering an agreement to participate with the MTA in a program to improve the Penn Station Long Island Rail Road concourse (the most congested corridor in the station). This will involve literally doubling its width and doubling its height and a land swap that will result in our owning the retail on both sides of the concourse. It will also involve a new entrance to Penn Station from the 33rd Street roadbed directly down to the LIRR concourse.

•                  In October, we increased our ownership in the Moynihan Train Hall/Farley project from 50% to 95%. We are in full blown construction here and will deliver in 2020 the best located and most exciting 730,000 square feet of creative office space in town and 120,000 square feet of first class retail. Farley is the link between our Penn District and Hudson Yards. It is a double-wide block with 150,000 square foot floor plates and high ceilings. It is a horizontal campus in an iconic landmark building much like the horizontal campuses favored by our creative tenants on the West Coast. It is a truly unique asset.

•                  Our financial plan here is to redeploy the proceeds from 220 Central Park South sales into the capital required for Farley, PENN1 and PENN2. Give or take, we expect to finance all this capital internally, probably with no or very little new debt. This will be very accretive since earnings from these assets will flow through without a capital charge.

•                  Hotel Penn is in a pause. As we transform PENN1 and PENN2, this site will stand out as the best available in Manhattan.

•                  Over time, our grand plan includes developing three to five new builds in the Penn District. Imagine the NEW New York along the 34th Street corridor from VornadoLand (Macy’s, Penn Station, MSG) to Moynihan to Manhattan West and to Hudson Yards.

Our basis in Penn District is about $200 per square foot versus… you pick the current value number.

All this will take time but will be enormously rewarding to the patient investor.

Talent is our New Client   We are in a service business. We put our best foot forward when we take a page out of the hospitality industry. Our tenants appreciate and deserve to be treated like guests. Coffee and welcoming greetings go a long way. In keeping with that spirit, our Penn District marketing campaign features the slogan, “Talent is our New Client,” the point being that everything we do, in every phase of our business, must be geared to pleasing, even “delighting,” our clients, defined as the talented employees of our tenants. After all, we recognize that real estate is a recruiting tool for our tenants.

Further, we are pushing the envelope of design. There is a place for Park Avenue-style financial services buildings and a place for West Side creative-type buildings. The aesthetics of our Penn District will target the creative class and will feature lobbies with areas to sit, congregate, surf or just hang and chill, a warm palette, welcome libraries, conference centers, an auditorium and food service and more. In a word, we will create a hospitality-rich communal workplace for our Penn District tenants. The images below are a tiny sampling — additional images are posted at www.vno.com.

Retail

We own the best-in-class 71-property, 2.8 million square foot flagship street retail business in Manhattan, concentrated on the best high streets — Fifth Avenue, Times Square, Penn District, Madison Avenue, Union Square and SoHo. Here is the math:

($ IN MILLIONS,	Number of
EXCEPT PROPERTIES)	Properties	NOI	NOI - Cash Basis(15)
2018	71	353.4	324.2
2017	71	359.9	324.3
2016	70	363.7	292.0
2015	65	341.7	259.2
2014	57	263.4	226.6
2013	54	231.6	200.0

Here is our 2018 math by submarket:

	NOI		NOI - Cash Basis(15)
($ IN MILLIONS, EXCEPT %)	Amount	%	Amount	%
Fifth Avenue	129.4	36.6	117.8	36.3
Times Square	61.6	17.4	58.7	18.1
Penn District	70.3	19.9	56.0	17.3
Madison Avenue	18.8	5.3	18.7	5.8
Union Square	12.1	3.4	13.2	4.1
SoHo	17.9	5.1	15.6	4.8
Other	43.3	12.3	44.2	13.6
Total	353.4	100.0	324.2	100.0

2018 cash NOI for our street retail business was $324.2 million, well ahead of the $304 million minimum we guided to in the beginning of 2018, which was increased to $315 million in the third quarter. We expect 2019 cash NOI will be flat to 2018 but are confident it will not be less than $315 million.

Individually and collectively as a portfolio, these are the best quality retail assets there are. Please see www.vno.com for portfolio details and images.

(15)     Straight-lining of rents and amortization of below-market leases, net are excluded from NOI - Cash Basis.

JBG SMITH Properties…”Our” Washington business

Our JBG SMITH business had quite a year. In July 2017, we created JBG SMITH Properties by tax-free spin-off of Vornado’s Washington segment and simultaneous merger with the JBG Companies, a dominant Washington-based real estate developer and fund manager. It was their best-in-class management team that we were after. At inception, our shareholders owned approximately 75% of the going-forward entity. I take license with the word “our” since, after the spin, Vornado and JBG SMITH are totally separate, independent companies, but I, our senior management team and our Board, still retain every share that we received in the spin (and hope you have too) and so continue to have the same proportional ownership. We have tremendous pride in this business, and its future prospects and its CEO Matt Kelly and his terrific team.

In November, it was announced that JBG SMITH won half of the Amazon second headquarters competition (HQ2). The deal involves leasing about 600,000 square feet of existing office space in Crystal City, but the backbone is the sale of land to Amazon for 4.1 million square feet of new-builds. This land was contributed to the merger by Vornado. The land was sourced in 2005/2007 in add-on acquisitions by Mitchell Schear, who ran our Washington business before the spin.

JBG SMITH is a high-growth company launched with 18 million square feet of development rights contributed about equally by both sides, 50% of which is in the Crystal City neighborhood. Amazon, and its 25,000 employees, coming to Crystal City will change everything. Crystal City will become a teeming metropolis of apartments, shops and offices.

Urban Edge Properties

A shout out for Jeff Olson and his Urban Edge team. UE strengthened its balance sheet with two equity sales aggregating $350 million, at $25 per share and strengthened its management team by recruiting Don Briggs (President - Development) and Chris Weilminster (EVP & Chief Operating Officer), two proven shopping center executives who joined after long careers at Federal Realty. UE has a strong hand with a great New York-centric infill portfolio inherited from Vornado, not to mention $500 million of important add-on acquisitions Jeff made in the last two years. As disclosed in our March 4, 2019 press release, Vornado sold 5.7 million shares of Urban Edge. This sale was required by the tax-free spin-off with a deadline of end of 2019. The sale in no way reflects on our thinking about the prospects of UE.

Some Thoughts, 2018 Version

New York City Is Our Home…The Number One City In The World

•                  McKinsey & Company labels New York City as a “superstar city… pulling away from peers in terms of per capita GDP and seeing strong population growth.”

•                  New York City has a huge, healthy, diversified employment base. In 1990, 1 in 2 New York City jobs were in the financial services industry — today the ratio is 1 in 4. New York City ranks first as the world’s premier tech center, overtaking San Francisco. New York City has a growing footprint of healthcare systems and an emerging life sciences industry. New York City continues to be the financial center of the world…and the financial sector is resurging.

•                  More growth has been produced by New York City than any other city in the U.S. or across the globe (New York City contributed 8.3% of U.S. GDP growth and 2.6% of Global GDP growth between 2010 to 2017).

•                  While headlines talk about a migration out of New York City, there has actually been a migration into New York City for college-educated individuals from 2014 to 2017.

•                  New York City has created more jobs than any other U.S. city for the sectors that have driven job growth in the country.

•                  New York City is the leading city for attracting U.S. and global talent. New York City ranks first in U.S. college graduate desirability and first in attracting skilled foreign professionals (31% are in New York City vs. the next highest of 9% in Dallas).

•                  New York City has the largest ultra-high-net-worth population (individuals with a net worth of $30 million plus) in the U.S. (8,865 in 2017) and is growing at 7%.

•                  New York City continues to experience record-low crime rates (14% decline in violent crime from 2013 to 2017 and a 63% decline since 1995).

•                  New York City beats San Francisco in amount of academic research spending ($4.1 billion in New York City vs. $2.3 billion in San Francisco), start-up density (154 start-ups per 1,000 companies in New York City vs. 150 in San Francisco) and VC funding growth (70% growth in VC funding in New York City from 2015 to 2017 vs. 12% decline in San Francisco).

•                  New York City is the bullseye for global investors…and for domestic investors…and for its giant corporate citizens.

Only in America - How many times have you said that, marveling at the freedoms and opportunities in this wonderful land? As a nation, we live under our unique democratic, capitalist system. As a nation, we have always taken the long view and the compassionate view. We are a nation of builders, innovators, inventors. We can do and we always overcome. I am grateful to be an American.

But, I must say, it’s not always easy. Attracting Amazon HQ2 to New York was a great deal and well done. They undoubtedly were attracted by our workforce, infrastructure, and all that New York has to offer. Losing them was one of the stupidest damn things I’ve ever seen and heartbreaking. And the originally proposed version of an annual pied-à-terre tax was almost as bad. Those who fan the fire of class warfare and those who tear down should be put on double secret probation. Our system thrives when we grow and build. It may sound corny but tax, tax, tax must be replaced with grow, grow, grow. Governments seem to need ever-increasing tax revenues and that can only be accomplished by a growing tax base, not by a growing tax rate.

Repeal the New York State Estate Tax (essentially reprinted from last year’s letter) - I am frequently asked to predict the effect of the elimination of deductibility of state and local taxes (SALT) on New York real estate. As long as the employers stay, so will the employees, especially in mid-career, high-paying positions. There is one vulnerability I would like to point out. In New York State, the top 2% pay a full 50% of personal income taxes so it is critical that they remain tax-paying residents. The vulnerability comes with the 1%-ers, who are at the end of their careers. Most of the folks I know are willing to pay higher income taxes for the privilege of living in New York, but hate the prospect of a 16% toll for the privilege of dying in New York. New York State’s estate tax brings in only about 1/150th of the state’s annual budget. The estate tax should be repealed. Keeping our highest taxpayers through the end of their lives is both good economic policy and good politics. By the way, high-tax California has no estate tax, New Jersey repealed its estate tax last year.

Out of Service - I’m getting comments from analysts, and even a few investors, that our Penn District income will temporarily suffer as we vacate portions of a building and take portions out of service. All true, but I don’t get that our stock price should be penalized by a temporary dip in income as part of the process of turning $60 space into $90 space. And I don’t get the conventional wisdom that development is best not done in a public company.

Signage Business - We own the largest signage business in Manhattan, concentrated in Times Square and the Penn District comprised of 22 large scale “HD spectacular LED signs” (that’s industry jargon). In 2018, the business produced $69 million of NOI, about half from signs under long term lease to our retail tenants and half leased in the advertising marketplace. This business is very capably managed by Gary Grossman and Justin Rinko.

Over Boarding - I serve on four boards: Vornado, its affiliate Alexander’s which is managed by Vornado, and the two spin-offs that were born by Vornado. A few negative comments have been made that I am over-boarded. These boards are all in the family and so I think not.

Good Neighbors - Hudson Yards is now open. Tenants are moving into the office buildings and shopping traffic is heavy in the mall. Congratulations to our friends and partners at Related Companies. We are thrilled at their success. Remember…we flourish when our neighbors flourish.

220 Central Park South continues its record setting success. So far, we closed on 23 units for $665 million. Closings will continue throughout 2020, as we climb up the building.

Art on theMART - On September 29th, in cooperation with the City of Chicago, we launched Art on theMART, the largest permanent digital art installation in the world reflecting images designed by a rotating cadre of artists onto the riverfront facade of theMART building, essentially a 100,000 square foot canvas. The launch event was attended by 32,000 Chicagoans. Our objective here is to enhance the public realm with this wonderful art installation which, in turn, will increase the local, national, and even global renown of the building and increase its franchise value.

Toys - The cancelling of our stock in Toys “R” Us is now complete and will result in approximately a $420 million capital loss deduction for tax purposes in 2019 (which if not offset by capital gain will result in a capital loss carry-over available for five years).

Coworking - The trend toward densification, open-plan, casual creative-type space and flexibility predate the current coworking wave. We have been dealing with these phenomena for over a decade. We get it and every architectural and space planning firm gets it. No big deal. Coworking sells space by the desk vs. by the square foot; interesting, but in the end more expensive to the tenant. Are they friend or foe? So far, we deem them to be friend because they are absorbing space. It would be another story if they start adding space by way of new-builds. And coworking has several vulnerabilities. Their business is housed in leased space which has an expiration date. And it’s hard to justify multi-billion dollar valuations for a business that leases space desk by desk. I must say, I admire their asset-lite business model. And I am envious of their no TI model (when a new tenant comes in, they just dust off the desk). In the end, coworking is here to stay.

The Principles By Which We Run Our Business that have been in recent years’ letters are reprinted as Appendix A.

Environmental, Social and Governance (“ESG”)

We observe that sustainability is broadening to encompass Environmental, Social, and Governance (“ESG”) issues. We consider ESG to be responsible management of our business, and mitigation of various forms of risk.

Vornado continues to lead the industry in sustainability. We know it is important to our tenants and investors, as well as our communities and our employees. From energy conservation, to healthy indoor environments, to sustainable new construction, we continuously improve our environmental programs each year.

We recognize climate change as an issue to our business. We assess opportunities to fortify our properties against climate change-related risks, while actively managing and reducing our carbon footprint. We have signed on in support of the framework set forth by the Taskforce on Climate-related Financial Disclosures, and we are evaluating the risks and opportunities that various climate change scenarios present to all of our buildings.

A portfolio of our size carries a significant responsibility to manage energy, and we work hard to monitor, control, and reduce our consumption. Our energy efficiency capital projects continue to save energy and modernize our existing buildings. We are an active participant in demand response and contribute significantly to reducing electricity grid constraints in each of our markets.

We set a goal to reduce landlord-controlled carbon emissions 40% by 2026, below a 2009 base year. To stand by this commitment, we have enrolled our New York portfolio in the NYC Carbon Challenge for Commercial Landlords and Tenants. We are happy to report that as of December 31, 2018 we are more than halfway toward this goal, and have a strategic plan in place to achieve our goal ahead of schedule. We also know that we must partner with our tenants to reduce their greenhouse gas emissions, and encourage them to reduce their own consumption 30% by 2026. We lead a robust tenant engagement program that in 2018 included the continuation of our tenant roundtable series, which was attended by participants from over 5 million square feet of our tenant base.

We own and operate more than 26 million square feet of LEED-certified buildings, with over 22 million square feet at LEED Gold. We are committed to LEED certifying our entire portfolio by 2020, and we are already more than 90% toward that goal.

Our tenants and our employees spend the majority of their week working in our buildings, and we uphold our responsibility to provide a healthy indoor environment for them. In fact, office buildings of our size often represent communities unto themselves. We are focused on delivering healthy air and healthy water, and our cleaning company leads the industry in least-toxic cleaning policies. In 2018, we achieved Fitwel 2-star certification at theMART. We now own and manage the largest Fitwel certified building, and provide a healthy and active environment for the millions of tenants and visitors to theMART every year.

We have also incorporated sustainable design into our new buildings. Our pipeline of new office buildings will be among the greenest in the industry. Our vision for the Penn District expands our focus from the asset to the neighborhood, and we plan to apply our principles in energy innovation, resource conservation, and health and wellness to help transform the Penn District at large.

Our programs continue to deliver results: in 2018, we recycled and composted over 24,000 tons of waste, amounting to a diversion rate of 61%. We were awarded Nareit’s Leader in the Light Award (9th year in a row), we achieved ENERGY STAR Partner of the Year with Sustained Excellence (3rd time with this distinction), and we earned the Global Real Estate Sustainability Benchmark (GRESB) Green Star ranking (6th year in a row). In 2018, we scored among the top 6% of over 800 worldwide respondents to GRESB.

Our employees are the foundation of our human capital, and we have well-developed programs that provide training and continuing education, promote career and personal development, and encourage innovation and engagement. In addition to policies in support of shareholder rights, worker rights, diversity and equal opportunity, Vornado upholds strict policies against bribery and corruption, child labor, or forced or compulsory labor. Such policies extend to our Board and management as well as all our employees.

We understand that our social commitments must also benefit the communities that surround us. As a corporate citizen, we uphold our commitment to give back by encouraging all of our employees to volunteer. Through Vornado Volunteers, our employees give back to communities through participation in causes that support vulnerable parts of the population, protect and improve the environment, and promote a healthy lifestyle.

Sound principles of governance are critical to earning and retaining the trust of our investors and sustaining our commitment to acting with integrity. We are proud to have an esteemed and experienced Board of Trustees. Our trustees are significant investors in our Company and are committed to building shareholder value.

Vornado’s governance continues to evolve. We engage with our shareholders on a regular basis regarding governance policies and disclosure. In the past two years, Vornado adopted proxy access with a 3/3/20/20 market standard and instituted the ability for shareholders to amend our Bylaws. We continue to enhance our disclosure on executive compensation and sustainability in our Proxy Statement. In addition, the Board recently adopted a renewed anti-harassment policy. As part of our Board refreshment program, this year we are adding one new Trustee to our Board. Robert P. Kogod, a member of our Board since 2002, will not be standing for reelection. For a complete summary, please refer to our Proxy Statement which can be viewed at www.vno.com-proxy and governance section on our website at www.vno.com-governance.

We have renamed this year’s Sustainability Report (our tenth) as an ESG Report. Our report is in accordance with the Global Reporting Initiative (GRI), and is also aligned with the metrics codified by the Sustainability Accounting Standards Board (SASB). We invite you to read through our report at www.vno.com.

Thanks to Dan Egan, SVP, who so capably runs this important function for us.

We continually broaden our leadership team through promotions from within our Company. Please join me in congratulating this year’s class; they deserve it.

Mark Ambrosone was promoted to Senior Vice President, Design;

Dan Egan was promoted to Senior Vice President, Sustainability;

Dana Arrigo was promoted to Senior Vice President, Corporate Accounting;

Eileen Costello was promoted to Vice President, Marketing;

Carlos Lopez was promoted to Vice President, Director Field Operations;

Kelly Butler was promoted to Vice President, Corporate Office Operations;

Brenda Fernandez was promoted to Vice President, Payroll; and

Steve Vallone was promoted to Vice President, Applications and Security.

Welcome to Samantha Benvenuto, VP, Employee Relations.

Our operating platform heads are the best in the business. I pay my respects to my partners David Greenbaum, Michael Franco and Joe Macnow.

We are fortunate to have in our Operating and Finance Divisions a group of super leaders, our exceptional Division Executive Vice Presidents.  They deserve special recognition and our thanks:  Glen Weiss, Leasing — New York Office; Barry Langer, Development — New York; Ed Hogan, Leasing — New York Retail; Michael Doherty — BMS; Robert Entin, Chief Information Officer; Fred Grapstein, Hotel Pennsylvania; Mark Hudspeth, Capital Markets; Matthew Iocco, Chief Accounting Officer; Myron Maurer, Chief Operating Officer — theMART; Tom Sanelli, Chief Financial Officer — New York; Gaston Silva, Chief Operating Officer — New York; and Craig Stern, Tax & Compliance.

Our Vornado Family has grown with 8 marriages and 14 births this year, 6 girls and 8 boys.

Congratulations and thank you to Brian Kurtz, who retired as an Executive Vice President after 53 years of service with Vornado.

On behalf of Vornado’s Board, senior management and 3,928 associates, we thank our shareholders, analysts and other stakeholders for their continued support.

Steven Roth
Chairman and CEO

April 2, 2019

Again this year, I offer to assist shareholders with tickets to my wife’s production Accidentally Brave. And to my son’s productions of The Book of Mormon, Frozen, Hadestown, Mean Girls and Moulin Rouge!. Please call if I can be of help.

Congratulations to Rebecca… Yale ‘22. And little Levi keeps growing.

Appendix A - Here Are The Principles By Which We Run Our Business:

We are a fully-integrated real estate operating company. We have the best leasing, operating and development teams in the business. We are laser focused.

We invest in the best buildings in the best locations.

We seek to acquire value-add assets where our unique skills will create shareholder value. We believe vacancy at the right price is an opportunity and that buildings, even in rundown condition (that we can reimagine) in great locations are also an opportunity.

We invest in our buildings to maintain, modernize and transform. The front of the house and the back of the house of our assets are as good as new (and are in locations where new could not be created). Our transformations have increased rents over $20 per square foot, yielding attractive double-digit returns. We also measure our success here by the quality of tenants we have been able to attract. We have transformed almost all of our fleet; Penn District is on deck.

We are disciplined and patient and prepared to let flat 4% cap rate deals pass by, while we wait for the fat pitch.

While we have many million plus square foot buildings, we shy away from 500,000 square foot tenants who seem to always get the better of the deal, in strong markets or in weak. Our sweet spot is the 50,000 to 200,000 square foot tenant.

A few years ago, I coined the phrase, “The island of Manhattan is tilting to the West and to the South.” Today, the hottest submarkets in town run from Hudson Yards to Penn District and extend South through Chelsea and Meatpacking. Anticipating these trends, we have structured our office portfolio so that half of our square footage is in this district.

We have a hospitality approach, treating our tenants as the valued customers that they are. This attitude begins at the leasing table (although that process can at times be contentious), through tenant fit up, to greeting at the front door. We believe this approach yields the highest renewal rate in the business; renewing tenants enhance our bottom line.

We treat the real estate brokerage community as if they are our customers, because they are. Brokers prefer dealing with us, we know what it takes to make a deal, we treat their clients well and we deliver every time.

We are in the amenity business. Our amenity poster child is the giant MART in Chicago, where we have dominant, state of the art, dining, workout, socializing and meeting spaces, etc.

Tenant mix is really important; companies and their employees care who they co-tenant with. The design and location of each of our buildings has a target market in mind. For example our new-builds in Chelsea are targeting the creative class and boutique financials (an interesting combination).

We maintain a fortress balance sheet with industry-leading liquidity.

All of this in the relentless pursuit of shareholder value.

Below is a reconciliation of Net Income to NOI, as adjusted:

($ IN MILLIONS)	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
Net Income	422.6	264.1	982.0	859.4	1,009.0	564.7	694.5	740.0	708.0	128.5
Our share of (income) loss from partially owned entities	(9.1)	(15.2)	(168.9)	9.9	58.5	336.3	(428.9)	(125.5)	(85.6)	(67.2)
Our share of loss (income) from real estate fund	89.2	(3.2)	23.6	(74.1)	(163.0)	(102.9)	(63.9)	(22.9)	—	—
Interest and other investment (income) loss, net	(17.1)	(37.8)	(29.6)	(27.2)	(38.6)	20.8	252.7	(156.6)	(234.6)	117.3
Net gains on disposition of assets	(246.0)	(0.5)	(160.4)	(149.4)	(13.6)	(2.0)	(4.9)	(10.9)	(26.7)	(5.6)
Purchase price fair value adjustment	(44.1)	—	—	—	—	—	—	—	—	—
Net losses on early extinguishment of debt	—	—	—	—	—	—	—	—	10.8	26.6
(Income) loss from discontinued operations	(0.6)	13.2	(404.9)	(223.5)	(686.9)	(666.8)	(378.1)	(394.4)	(351.6)	(280.7)
NOI attributable to noncontrolling interests	(71.2)	(65.3)	(66.2)	(64.9)	(55.0)	(58.6)	(45.3)	(47.9)	(47.8)	(44.9)
Depreciation, amortization expense and income taxes	484.2	470.4	428.2	294.8	360.7	342.5	304.5	309.2	301.3	298.9
General and administrative expense	141.9	159.0	149.6	149.3	141.9	150.3	140.5	137.5	145.7	166.7
Acquisition and transaction related costs	31.3	1.8	9.4	12.5	18.4	24.9	17.4	34.9	38.6	44.1
Our share of NOI from partially owned entities	253.6	269.2	271.1	245.8	207.7	175.1	152.1	132.2	100.8	101.6
Interest and debt expense	347.9	345.6	330.2	309.3	337.4	323.5	315.7	338.0	348.9	396.3
NOI	1,382.6	1,401.3	1,364.1	1,341.9	1,176.5	1,107.8	956.3	933.6	907.8	881.6
Certain items that impact NOI	(12.9)	(28.9)	(36.7)	(68.3)	(44.3)	(39.4)	(26.4)	(13.5)	(11.7)	(22.4)
NOI, as adjusted	1,369.7	1,372.4	1,327.4	1,273.6	1,132.2	1,068.4	929.9	920.1	896.1	859.2

Below is a reconciliation of Net Income to FFO:

($ IN MILLIONS, EXCEPT SHARE AMOUNTS)	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
Net Income attributable to Vornado	449.9	227.4	906.9	760.4	864.9	476.0	617.3	662.3	647.9	106.2
Preferred share dividends and issuance costs	(65.1)	(65.4)	(83.3)	(80.6)	(81.5)	(84.0)	(67.9)	(60.5)	(51.2)	(57.1)
Net Income applicable to common shares	384.8	162.0	823.6	679.8	783.4	392.0	549.4	601.8	596.7	49.1
Depreciation and amortization of real property	413.1	468.0	531.6	514.1	517.5	501.8	504.4	530.1	505.8	508.6
Net gains on sale of real estate	(158.1)	(3.5)	(177.0)	(289.1)	(507.2)	(411.6)	(245.8)	(51.6)	(57.2)	(45.3)
Real estate impairment losses	12.0	—	160.7	0.3	26.5	37.1	130.0	28.8	97.5	23.2
Decrease in fair value of marketable securities	26.5	—	—	—	—	—	—	—	—	—
After tax purchase price fair value adjustment	(27.3)	—	—	—	—	—	—	—	—	—
Partially-owned entities adjustments:
Depreciation of real property	101.6	137.0	154.8	144.0	117.8	157.3	154.7	170.9	148.3	140.6
Net gains on sale of real estate	(4.0)	(17.8)	(2.9)	(4.5)	(11.6)	(0.5)	(241.6)	(9.8)	(5.8)	(1.4)
Income tax effect of adjustments	—	—	—	—	(7.3)	(26.7)	(27.5)	(24.6)	(24.6)	(22.9)
Real estate impairment losses	—	7.7	6.3	16.8	—	6.6	11.6	—	11.5	—
Decrease in fair value of marketable securities	3.9	—	—	—	—	—	—	—	—	—
Noncontrolling interests’ share adjustments	(22.8)	(36.7)	(41.1)	(22.4)	(8.0)	(15.1)	(16.6)	(41.0)	(46.8)	(47.0)
Interest on exchangeable senior debentures	—	—	—	—	—	—	—	26.1	25.9	—
Preferred share dividends	—	1.1	1.6	—	—	0.1	—	0.3	0.2	0.2
Funds From Operations	729.7	717.8	1,457.6	1,039.0	911.1	641.0	818.6	1,231.0	1,251.5	605.1
Funds From Operations per share	3.82	3.75	7.66	5.48	4.83	3.41	4.39	6.42	6.59	3.49

Below is a reconciliation of Net Income to Net Income, as Adjusted:

($ IN MILLIONS)	2018	2017
Net Income applicable to common shares	384.8	162.0
Washington, DC	—	20.9
666 Fifth Avenue	(134.0)	—
Real Estate Fund	23.7	10.8
220 CPS Gains	(67.3)	—
Certain other items that impact net income	36.7	59.2
Net income, as Adjusted	243.9	252.9

Below is a reconciliation of Net Income to EBITDA, as Adjusted

($ IN MILLIONS)	2018
Net income (before noncontrolling interests)	422.6
Less: net loss attributable to noncontrolling interests in consolidated subsidiaries	53.0
Net income attributable to the Operating Partnership	475.6
Interest and debt expense	448.3
Depreciation and amortization	520.7
Gains on sale and impairment losses on real estate	(150.1)
Income tax expense and other	36.8
EBITDAre	1,331.3
Gain on sale of 220 Central Park South units	(81.2)
Purchase price fair value adjustment	(44.1)
Decrease in fair value of marketable securities	30.3
Real Estate Fund	23.7
Transfer taxes	23.5
Gain on repayment of loan investment in 666 Fifth Avenue Office and operations	(23.1)
Other	2.2
EBITDA, as adjusted	1,262.6

Below is a reconciliation of Total Assets to Total Assets, as Adjusted:

($ IN MILLIONS)	2018	2017
Total Assets	17,180.8	17,397.9
Adjustments:
Assets related to sold properties	(6.7)	(29.3)
666 Fifth Avenue Office	—	(37.1)
Real Estate Fund	(318.8)	(354.8)
Verde	—	(25.0)
Cash available to repay revolving credit facilities	(80.0)	—
Accumulated depreciation	3,180.2	2,885.2
Total Assets, as Adjusted	19,955.5	19,836.9

Below is a reconciliation of Revenues to Revenues, as Adjusted:

($ IN MILLIONS)	2018	2017
Revenues	2,163.7	2,084.1
Revenues related to sold properties	(1.3)	(1.1)
Revenues, as Adjusted	2,162.4	2,083.0